EXHIBIT 16.1


                              RUSSELL & ATKINS, PLC
                           CERTIFED PUBLIC ACCOUNTANTS


                                                                  April 18, 2005

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, NW
Washington, D.C. 20549

RE:    Webb Mortgage Depot Inc.
File No.   333-72376

Dear Sir or Madam:

We were previously the principal accountant for Webb Mortgage Depot, Inc and, under the date of date of last audit report, we reported on the consolidated financial statements of Webb Mortgage Depot. Inc. and subsidiary as of and for the year ended 2003. On April 8th, 2005 our appointment as principal accountant was terminated. We have read" Webb Mortgage Depot, Inc.'s statements included under Item 4 of its Form 8-KA dated date of 8-KA and we agree with such statements.

Regards,

/s/ Dennis Atkins, CPA
-------------------------